January 31, 2005

Board of Directors

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

Ladies and Gentlemen:

We have acted as special counsel to MEMC Electronic Materials, Inc. (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of up to 8,000,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”) pursuant to the Company’s 2001 Equity Incentive Plan as Restated on March 2, 2004 (the “Plan”).

In connection herewith, we have examined:

(1) the Restated Certificate of Incorporation, as amended, of the Company;

(2) the Restated By-Laws of the Company;

(3) the Plan; and

(4) the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Board of Directors

January 31, 2005

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinion herein reflects only the application of applicable Delaware law.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP
Bryan Cave LLP